Exhibit 99.1


                 FACTORY 2-U STORES, INC. ANNOUNCES FISCAL 2003
                         THIRD QUARTER OPERATING RESULTS


         SAN DIEGO, CA, November 12, 2003 - FACTORY 2-U STORES, INC. (Nasdaq:FTUS) today announced its operating results for the third quarter ended November 1, 2003.

         Net sales for the third quarter were $121.9 million compared to $134.5 million for the same period last year, a decrease of 9.4%. Comparable store sales for the third quarter decreased 6.9% versus a decrease of 5.6% for the same period last year. Comparable customer transaction counts increased 4.3%, the market basket size increased 13.1% and the average unit retail declined 21.1% for the third quarter this year. The Company reported a net loss of $3.0 million, or $0.17 per share, compared to a net loss of $3.5 million, or $0.27 per share for the same period last year.

         Net sales for the nine months ended November 1, 2003 were $349.9 million compared to $379.5 million for the same period last year, a decrease of 7.8%. Comparable store sales decreased 4.7% versus a decrease of 8.5% for the same period last year. Comparable customer transaction counts increased 5.4%, the market basket size increased 12.8% and the average unit retail declined 19.8% for the nine-month period this year. The Company reported a net loss of $11.1 million, or $0.71 per share compared to a net loss of $12.5 million, or $0.97 per share for the same period last year. Excluding the previously announced pre-tax reduction of approximately $1.2 million to valuation reserves established at the end of our fiscal 2002 for slow and aged inventory and certain stock subscriptions notes receivable secured by our common stock, and the pre-tax $2.1 million legal settlement for the same period last year, our loss would have been $11.9 million, or $0.76 per share, compared to a net loss of $11.2 million, or $0.87 per share for the same period last year.

         Bill Fields, Chairman and Chief Executive Officer commented, "Though our third quarter's sales were below our expectation, our third quarter's operating results were at the low end of our guidance. This result was due to lower than anticipated markdown volume and distribution costs during the third quarter."

         Mr. Fields continued, "As we approach the Holiday season, we are in an excellent inventory position. Average inventories per store were up 8% at the end of October compared to last year and we continue to receive a steady flow of merchandise for the Holiday season. We expect the majority of Holiday and other seasonal merchandise receipts to be substantially completed by mid November. We also expect to end our fiscal year in a stronger inventory position, as year-end average inventories per store are planned to be up over 30%."

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         Mr. Fields concluded, "With an improved inventory position and in-store execution, we expect comparable store sales to increase approximately 3% and earnings of approximately $0.06 per diluted share for the fourth quarter ending January 31, 2004."

         The Company will host a real-time webcast presentation and live conference call to discuss our third quarter operating results and expectations for the fourth quarter, today at 5:00 P.M. Eastern Standard Time. To participate in the call, dial 1-800-843-7949 five minutes before the call or access the Internet at www.factory2-u.com. All shareholders and other interested parties are encouraged to participate. A replay of the call will be offered two hours after the call for 48 hours by dialing 1-800-642-1687, ID# 3719224 or on the Internet through November 26, 2003. You may also obtain a transcript of the call by contacting Kehoe, White & Co., Inc. at 1-562-437-0655.

         We will provide a mid-month sales update for November on November 17, 2003 at 5:00 P.M. Eastern Standard Time. Those interested can access this update message at 1-888-201-9603. This message will remain available until December 22, 2003. We will release our November sales results on December 3, 2003 after the market closes, or approximately 4:00 P.M. Eastern Standard Time.

         FACTORY 2-U STORES, INC. operates 243 "Factory 2-U" off-price retail stores which sell branded casual apparel for the family, as well as selected domestics and household merchandise at prices which generally are significantly lower than the prices offered by its discount competitors. The Company operates 32 stores in Arizona, 2 stores in Arkansas, 65 stores in southern California, 63 stores in northern California, 1 store in Idaho, 8 stores in Nevada, 9 stores in New Mexico, 1 store in Oklahoma, 14 stores in Oregon, 34 stores in Texas, and 14 stores in Washington.

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements that involve risks and uncertainties, and actual results could differ materially from the Company's present expectations. Among the important factors that could cause actual results to differ materially from those indicated in the forward-looking statements are: customer demand and trends in the off-price apparel industry, the effect of economic conditions, the impact of competitive openings and pricing, supply constraints or difficulties, and other risks detailed in the Company's Securities and Exchange Commission filings.

                                 (tables follow)



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                            FACTORY 2-U STORES, INC.
                            Statements of Operations
                      (in thousands, except per share data)
                                   (Unaudited)


                                                    13 Weeks Ended                      39 Weeks Ended
                                                    --------------                      --------------
                                             November 1,      November 2,       November 1,      November 2,
                                                2003             2002              2003             2002
                                             -----------      ------------      ------------     ------------

Net sales                                    $  121,925       $   134,506       $   349,931      $   379,545
Cost of sales                                    80,269            89,854           232,071          252,706
                                             -----------      ------------      ------------     ------------
 Gross profit                                    41,656            44,652           117,860          126,839

Selling and administrative expenses              45,579            49,057           133,082          144,936
Pre-opening and closing expenses                      -               366               221            1,069
                                             -----------      ------------      ------------     ------------
 Operating loss                                  (3,923)           (4,771)          (15,443)         (19,166)

Interest expense, net                               928               515             2,497            1,083
                                             -----------      ------------      ------------     ------------
 Loss before income taxes                        (4,851)           (5,286)          (17,940)         (20,249)

Income tax benefit                               (1,843)           (1,770)           (6,821)          (7,755)
                                             -----------      ------------      ------------     ------------
 Net loss                                    $   (3,008)      $    (3,516)      $   (11,119)     $   (12,494)
                                             ===========      ============      ============     ============

Loss per share:

 Basic                                       $    (0.17)      $     (0.27)      $     (0.71)     $     (0.97)
 Diluted                                     $    (0.17)      $     (0.27)      $     (0.71)     $     (0.97)



Weighted average common shares outstanding:

 Basic                                           17,237            12,970            15,688           12,943
 Diluted                                         17,237            12,970            15,688           12,943

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                            FACTORY 2-U STORES, INC.
                                 BALANCE SHEETS
                                 (in thousands)

                                             (Unaudited)
                                     ---------------------------
                                     November 1,     November 2,    February 1,
                                        2003            2002           2003
                                     -----------     -----------    ------------
ASSETS

Current assets:

  Cash and cash equivalents          $   5,731       $   5,922      $   3,465
  Merchandise inventory                 85,207          83,461         32,171
  Accounts receivable, net                 481           2,613            884
  Income taxes receivable                    -           7,820          8,200
  Prepaid expenses                       6,622           6,109          5,436
  Deferred income taxes                  9,753           3,553          9,732
                                     -----------     -----------    -----------
        Total current assets           107,794         109,478         59,888

Leasehold improvements and
  equipment, net                        22,691          34,856         28,602
Deferred income taxes                   17,656           7,182         10,750
Other assets                               781             985            963
Goodwill                                26,301          26,301         26,301
                                     -----------     -----------    -----------
        Total assets                 $ 175,223       $ 178,802      $ 126,504
                                     ===========     ===========    ===========


LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:

  Current portion of                 $   3,035       $   2,000      $   3,000
    long-term debts
  Junior secured term loans              7,500               -              -
  Accounts payable                      54,180          42,047         27,961
  Taxes payable                          4,859           3,234          5,840
  Accrued expenses and other
    liabilities                         23,117          26,322         27,831
                                     -----------     -----------    -----------
        Total current liabilities       92,691          73,603         64,632

Revolving credit facility               17,751          30,046          6,300
Long-term debts                          7,280           9,181          6,445
Accrued restructuring charges            4,749           3,578          1,747
Deferred rent                            2,974           3,291          3,061
                                     -----------     -----------    -----------
        Total liabilities              125,445         119,699         82,185

Stockholders' equity                    49,778          59,103         44,319
                                     -----------     -----------    -----------
        Total liabilities and
          stockholders' equity       $ 175,223       $ 178,802      $ 126,504
                                     ===========     ===========    ===========

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